EXHIBIT 21        SUBSIDIARIES OF THE COMPANY

Maska U.S., Inc.
Sport Maska Inc.
SLM Trademark Acquisition Corp.
SLM Trademark Acquisition Canada Corporation
Sport Maska Europe S.A.R.L.
Maska H.K. Limited
Sports Holdings Corp.
KHF Finland Oy
KHF Sports Oy
WAP Holding Inc.
JOFA Holding AB
JOFA AB
JOFA Norge A/S
J.W.Verwaltungsgesellschaft mbH
Solte Kunstoffverarbeltungsgesellschaft mbH
2867923 Canada Inc.